For Immediate Release

U.S. ENERGY CORP. REPORTS SECOND QUARTER 2011 OPERATIONAL AND FINANCIAL RESULTS

RIVERTON, Wyoming – August 8, 2011 – U.S. Energy Corp. (NASDAQ Capital Market: “USEG”) (“U.S. Energy” or the “Company”), today reported its operational and financial results for the second quarter ended June 30, 2011.

Operation and Financial Results – Three Months Ended June 30, 2011

•	Average daily production for the second quarter of 2011 was 1,125 BOE/D.

•	During the three months ended June 30, 2011 the Company produced approximately 102,413 barrels of oil equivalent.

•	We recognized $8.1 million in net revenues during the quarter ended June 30, 2011 as compared to revenues of $6.2 million during the same period in 2010.

•	We recorded a net loss after taxes of $75,000 as compared to a net loss after taxes of $131,000 during the same period in 2010.

•
At June 30, 2011, we had $7.8 million in cash and cash equivalents and $1.1 million in U.S. Treasuries with longer than 90-day maturities from date of purchase for a total of $8.9 million.  Our working capital (current assets minus current liabilities) was $13.3 million.

At June 30, 2011, the Company had 25 gross producing wells (8.3 net).  During the six months ended June 30, 2011, the Company received an average of $2.3 million in revenue per month from our producing wells with an average operating cost of $285,000 per month (excluding workover costs) and production taxes of $225,000, for average cash flows of $1.8 million per month from oil and gas production before non-cash depletion expense.

Select Results for the Second Quarter and Period Subsequent to June 30, 2011

Williston Basin, North Dakota

At June 30, 2011, we had 19 gross (7.16 net) producing wells in the Williston Basin producing averaging approximately 675 BOE/D net to USEG.  Oil volumes were lower in the period ending June 30, 2011 primarily due to weather related production issues in the Williston Basin.

Rough Rider Program - 19,200 gross / 5,500 acres net to USEG

•
Under our agreement with Brigham Exploration, we have drilled and completed 18 gross wells with a 100% success rate.  During the first six months of 2011, we completed 4 gross wells (1.37 net).  Two additional gross infill wells (0.35 net) are scheduled to spud during the month of August 2011.

Press Release
August 8, 2011

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The Brad Olson 9-16 #3H well was completed with 32 fracture stimulation stages and had an early 24-hour flow back rate of 2,375 BOE/D.  The well began flowing to sales in early May 2011.  The Company has an approximate 31% working interest ("WI") and 25% net revenue interest ("NRI") in this well.

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The Kalil Farms 14-23 #1H well was completed with 33 fracture stimulation stages and had an initial flow back rate of 1,603 BOE/D.  The well began flowing to sales in late May 2011.  The Company has an approximate 20% WI and 16% NRI in this well.

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The MacMaster 11-2 #1H well was completed with 34 fracture stimulation stages and had an initial flow back rate of 1,129 BOE/D.  The well began flowing to sales in late May 2011.  The Company has an approximate 41% WI and 32% NRI in this well.

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The Hovde 33-4 #1H well was completed with 24 fracture stimulation stages and had an initial flow back rate of 2,349 BOE/D.  The well began flowing to sales in June 2011.  The Company has an approximate 25% WI and 20% NRI in this well.

Yellowstone and SE HR Programs - 39,680 gross / 6,200 acres net to USEG

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Under our agreement in the Williston Basin with Zavanna, LLC, we now have drilled 4 gross wells (1.0 net).  Three of the wells are scheduled to be completed during the third quarter of 2011 beginning this week.

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We also participated in one Murex Petroleum Corporation-operated well in the Yellowstone acreage block.  During the second quarter of 2011 one gross well (0.09 net) was completed and put on production.  The Amy Michelle 16-23 #1H well was completed with 15 fracture stimulation stages using a sliding sleeve and had an initial gross production rate of ~750 BOE/D over the first 5 days of production.  The Company has an approximate 8.9% WI and 6.9% NRI in the well.  Additionally, we have funded the drilling costs for a second well (0.03 net to USEG), the David Roger 18-19H well, which is scheduled to spud this week.  Completion initiatives are anticipated for the fourth quarter of 2011.  The Company has an approximate 3.2% WI and 2.5% NRI in this well.

Northeast Montana

On August 5, 2011, the Company closed on the purchase of an additional 6,291 net acres of leases adjacent to its Wolverine lease holdings.  The Company now has 17,918 net acres in its Wolverine Prospect.  The Company anticipates spudding a Red River test well at its Wolverine prospect during the fourth quarter of 2011.  During drilling, the Bakken and Three Forks formations (which approximate 120’ in aggregate thickness) will be cored and analyzed.

Eagle Ford Shale, South Texas

Leona River / Booth Tortuga Programs - 11,861 gross / 3,558 acres net to USEG

In February and June of 2011, we entered into two separate participation agreements with Crimson Exploration Inc. to acquire a 30% working interest in oil prospects and associated leases located in both Zavala and Dimmit Counties, in Southern Texas.  Both prospects are Eagle Ford Shale oil window targets.  The first well, the KM Ranch #1, has been drilled to depth and completed with 20 fracture stimulation stages.  The initial well on the second prospect is anticipated to spud in October of 2011.

Press Release
August 8, 2011

U.S. Gulf Coast (Onshore)

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The Company participates with several different operators in the U.S. Gulf Coast (onshore).  At June 30, 2011, we had 6 gross (1.16 net) producing wells in the region producing approximately 450 BOE/D net to USEG (~85% natural gas).

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During the first six months of 2011, we drilled 3 gross wells (0.52 net) in this region.  One gross well (0.17 net) was successfully completed and is currently producing.  Two gross wells (0.35 net) were deemed to be non-productive and were plugged and abandoned.

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During the second quarter we announced positive drill results after encountering ~33 feet of net pay on the LL Bean Prospect, which is operated by PetroQuest Energy.  The well was completed and sales commenced in May of 2011.  The well is currently producing ~4,000 MCF/D (~667 BOE/D). gross.  We have ~17% working interest (~13% net revenue interest) in this well.

Anadarko Basin, Southeast Colorado

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The Thompson 9-1-4 well spud on June 18, 2011 and reached its target depth of ~6,000 ft. during the first week in July.  The objective target was the Mississippian formation, which was encountered during drilling but did not contain hydrocarbons.  Upon evaluation of the drilling results, the Company determined that the well was non-productive and has plugged and abandoned the well.  No further drilling is anticipated in this acreage block at this time.

Financial Highlights

The following table sets forth select financial information for the six months ended June 30, 2011 and 2010:

(Unaudited)
(Amounts in thousands, except per share amounts)

	June 30,	December 31,
	2011	2010
Balance Sheet:
Cash, equivalents & treasury	$8,857	$23,655
Current assets	$35,573	$50,562
Current liabilities	$22,267	$18,763
Working capital	$13,306	$31,799
Total assets	$158,835	$156,016
Long-term obligations	$4,742	$1,550
Shareholders' equity	$128,684	$130,688

Shares Outstanding	27,239,391	27,068,610

Press Release
August 8, 2011

	For the six months ended June 30,
	2011	2010
Income Statement:
Operating revenues	$13,031	$13,927
Income (loss) from continuing operations	$(4,464)	$953
Other income & expenses	$(129)	$1,211
Income taxes	$1,976	$(871)
Discontinued operations	$333	$103
Net income/(loss)	$(2,284)	$1,396
Net income/(loss) per share
Basic	$(0.08)	$0.05
Diluted	$(0.08)	$0.05
Shares outstanding
Basic	27,203,336	26,611,583
Diluted	27,203,336	27,813,215

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Disclosure Regarding Forward-Looking Statement

This news release includes statements which may constitute "forward-looking" statements, usually containing the words “will,” “anticipates,” "believe," "estimate," "project," "expect," "target," "goal," or similar expressions.  Forward looking statements in this release relate to, among other things, USE's drilling of wells with Brigham Exploration, Zavanna, LLC, Houston Energy, Yuma, PetroQuest, Cirque, Crimson Exploration Inc., and other partners, its ownership interests in those wells and their expected costs, and the oil and natural gas targets or goals for the wells.  There is no assurance that any of the wells referenced in this press release will be economic. Initial and current production results from a well are not necessarily indicative of its longer-term performance. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, future trends in commodity and/or mineral prices, the availability of capital, competitive factors, and other risks described in the Company's filings with the SEC (including, without limitation, the Form 10-K for the year ended December 31, 2010 and the Form 10-Q filed August 8, 2011), all of which descriptions are incorporated herein by reference.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

About U.S. Energy Corp.

U.S. Energy Corp. is a natural resource exploration and development company with a primary focus on the exploration and development of oil and natural gas.  The Company also owns the Mount Emmons molybdenum deposit located in west central Colorado.  The Company is headquartered in Riverton, Wyoming and trades on the NASDAQ Capital Market under the symbol "USEG".

For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
1-800-776-9271
Reggie@usnrg.com